 Exhibit 99.1

Hennessy Capital Acquisition Corp. IV Announces Pricing of $261,000,000 Initial Public Offering

New York, NY, February 28, 2019 – Hennessy Capital Acquisition Corp. IV (the “Company”) announced today that it priced its initial public offering of 26,100,000 units at $10.00 per unit. The units will be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “HCACU” beginning March 1, 2019. Each unit consists of one share of the Company’s Class A common stock and three-quarters of one redeemable warrant, each whole warrant enabling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “HCAC” and “HCACW,” respectively.

The Company is a blank check company founded by Daniel J. Hennessy and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business, industry, sector or geographical location, it intends to focus its search on target businesses in the industrial, infrastructure solutions and value-added distribution sectors in the United States.

Nomura Securities International, Inc. and Stifel, Nicolaus & Company, Incorporated are serving as joint book-running managers for the offering and I-Bankers Securities, Inc. is serving as co-manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,915,000 units at the initial public offering price.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Nomura Securities International, Inc., Attn: Equity Syndicate Department, Worldwide Plaza, 309 West 49th Street, New York, NY 10019-7316; telephone: 212-667-9000; email: equitysyndicateamericas@nomura.com. Alternatively, copies of the prospectus, when available, may be obtained from Stifel, Nicolaus & Company, Incorporated, Attn: Syndicate Department, 1 South Street, 15th Floor, Baltimore, MD 21202, or by telephone at 855-300-7136, or by email at syndprospectus@stifel.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”) on February 28, 2019.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Liolios Group, Investor Relations
Cody Slach
949-574-3860
HCAC@liolios.com